Exhibit 99.1
FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW, SUITE 840
WASHINGTON, DC 20036
(202) 467-6862 • FAX (202) 467-6963

January 22, 2010

Confidential

Board of Directors
Viewpoint Financial Group
1309 West 15th Street, Suite 400
Plano, Texas 75075

Members of the Board:

This letter sets forth the agreement between Viewpoint Financial Group (“Viewpoint” or the “Company”) and Feldman Financial Advisors, Inc. (“FFA”), whereby Viewpoint has engaged FFA to provide an independent appraisal of the aggregate estimated pro forma market value (the “Valuation”) of the Company in conjunction with the conversion of Viewpoint MHC (the “MHC”) from the mutual to stock form of organization and the simultaneous sale of all of the MHC’s majority ownership stake in the Company to eligible depositors and other qualifying investors in a subscription and community stock offering (the “Conversion Stock Offering”).

FFA agrees to deliver the Valuation, in a written report, to Viewpoint at the address above on or before a mutually agreed upon date, but no later than February 26, 2010; provided that the due date for the Valuation shall be extended by one day for each day of delay caused to FFA by the failure of the Company or another participant in the Conversion Stock Offering to perform timely. Further, FFA agrees to perform such other services as are necessary or required of the independent appraiser in connection with comments from Viewpoint’s regulatory authorities and subsequent updates of the Valuation as from time to time may be necessary, both after initial approval by the Company’s regulatory authorities and prior to the time the Conversion Stock Offering is completed. FFA will assist Viewpoint in responding to all regulatory inquiries regarding the Valuation and will also assist the Company at all meetings with the regulatory authorities concerning the Valuation.

Viewpoint agrees to pay FFA a professional consulting fee for FFA’s appraisal services related to preparation of the initial appraisal report and subsequent appraisal updates. Viewpoint also agrees to reimburse FFA for certain out-of-pocket expenses necessary and incident to the completion of the services described above. These expenses shall not exceed $2,500 without the prior consent of Viewpoint. Reimbursable expenses for travel shall be paid to FFA as incurred and billed. Payment of the consulting fee shall be made according to the following schedule:

$15,000 upon execution of this Agreement;
$70,000 upon delivery of the completed appraisal report to Viewpoint;
$10,000 upon completion of each updated appraisal, as required.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors
Viewpoint Financial Group
January 22, 2010

If, during the course of the Conversion Stock Offering, unforeseen events occur so as to materially change the nature of the work content of the appraisal services described above such that FFA must supply services beyond that contemplated at the time this contract was executed, the terms of this agreement shall be subject to renegotiation by Viewpoint and FFA. Such unforeseen events shall include, but not be limited to, major changes in regulations governing the Conversion Stock Offering, appraisal guidelines or processing procedures as they relate to Conversion Stock Offering appraisals, major changes in Viewpoint’s management or operating policies, and excessive delays or suspension of processing of the Conversion Stock Offering.

In the event Viewpoint shall for any reason discontinue the Conversion Stock Offering prior to delivery of the completed appraisal report and payment of the progress payment fee totaling $70,000, Viewpoint agrees to compensate FFA according to FFA’s standard billing rates for professional consulting services based on accumulated and verifiable time expended, provided that the total of such charges shall not exceed $85,000 plus reimbursable expenses.

In order to induce FFA to render the aforesaid services, Viewpoint agrees to the following:

1.
Viewpoint agrees to supply FFA such information with respect to Viewpoint’s business and financial condition as FFA may reasonably request in order for FFA to perform the appraisal services. Such information shall include annual financial statements, periodic regulatory filings and material agreements, corporate books and records, and such other documents as are material for the performance by FFA of the appraisal services.

2.
Viewpoint hereby represents and warrants to FFA (i) that to its best knowledge any information provided to FFA by or on behalf of Viewpoint, will not, at any relevant time, contain any untrue statement of a material fact or fail to state a material fact necessary to make the information or statements therein not false or misleading, (ii) that Viewpoint will not use the product of FFA’s services in any manner, including in a proxy or offering prospectus, in connection with any untrue statement of a material fact or in connection with the failure to state a material fact necessary to make other statements not false or misleading, and (iii) that all documents incorporating or relying upon FFA’s services or the product of FFA’s services will otherwise comply with all applicable federal and state laws and regulations.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors
Viewpoint Financial Group
January 22, 2010

3.
Any valuations or opinions issued by FFA may be included in its entirety in any communication by Viewpoint in any application, proxy statement or prospectus; however, such valuations or opinions may not be excerpted or otherwise publicly referred to without FFA’s prior written consent nor shall FFA be publicly referred to without FFA’s prior written consent; however, such consent shall not be unreasonably withheld.

4.
FFA’s Valuation will be based upon Viewpoint’s representation that the information contained in the Conversion Stock Offering application and additional information furnished to us by Viewpoint and its independent auditors is truthful, accurate, and complete in all material respects. FFA will not independently verify the financial statements and other information provided by Viewpoint and its independent auditors, nor will FFA independently value the assets or liabilities of Viewpoint. The Valuation will consider Viewpoint only as a going concern and will not be considered as an indication of the liquidation value of Viewpoint.

5.
FFA’s Valuation is not intended, and must not be represented to be, a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion Stock Offering. Moreover, because the Valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, FFA will give no assurance that persons who purchase shares of common stock in the Conversion Stock Offering will thereafter be able to sell such shares at prices related to FFA’s Valuation.

6.
Viewpoint agrees to indemnify FFA and its affiliates and all persons employed by or associated with FFA or its affiliates against all claims, liabilities and related expenses, as incurred, arising out of this engagement, unless, upon final adjudication, such claims, liabilities and expenses are found to have resulted primarily from FFA’s bad faith or willful misconduct. No termination, completion or modification hereof shall limit or affect such indemnification obligation. In the event FFA becomes aware of a claim or a possible claim arising out of this agreement, it shall notify Viewpoint as soon as possible. Viewpoint will attempt to resolve the claim. In the event Viewpoint is not able to resolve the claim, it has the option to retain legal counsel on behalf of FFA to defend the claim. Notwithstanding the preceding provisions of this paragraph 6, FFA, not Viewpoint, will be responsible for any claims, liabilities and related expenses to the extent the same are primarily attributable to the gross negligence, willful misconduct or bad faith of FFA, and provided further that FFA’s responsibility hereunder shall be limited to the Consulting Fee due FFA under this letter.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors
Viewpoint Financial Group
January 22, 2010

7.
Viewpoint and FFA are not affiliated, and neither Viewpoint nor FFA has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other. It is understood that FFA is not a seller of securities within the scope of any federal or state securities law and any report prepared by FFA shall not be used as an offer or solicitation with respect to the purchase or sale of any security, it being understood that the foregoing shall not be construed to prohibit the filing of any such report as part of the Conversion Stock Offering application or SEC and blue sky filings or customary references thereto in applications, filings, proxy statements and prospectuses.

Please acknowledge your agreement to the foregoing by signing as indicated below and returning to FFA a signed copy of this letter.

Sincerely,

Feldman Financial Advisors, Inc.

/s/ Trent R. Feldman
Trent R. Feldman
President

Agreed To And Accepted By:

Viewpoint Financial Group

Name:	/s/ Garold R. Base

Title:	Pres/CEO

Date:	1-27-10